Exhibit 1

Westpac Banking Corporation Level 18, 275 Kent Street Sydney, NSW, 2000 ASX RELEASE 14 April 2026 ITEMS IMPACTING HALF YEAR 2026 RESULTS Westpac is well positioned to support customers amid ongoing geopolitical uncertainty. In addition to disclosing the accounting treatment of the pending sale of the RAMS mortgage portfolio, we're providing clarity on the initial impacts of the Middle East conflict. With the supply shock from the energy market disruption expected to result in higher inflation and higher interest rates, an expected slowing in economic growth will create a more challenging environment for some customers. A strong financial position during a time of increasing global uncertainty allows us to support customers while accelerating execution of our strategic priorities. This focused execution was reflected in improved operating metrics in the half: • Balance sheet momentum was solid with lending and deposit growth of 4% and 3% respectively; • Core NIM, excluding the timing impact of rate rises, was stable in 2Q26; • Ongoing productivity initiatives supported a 2% decline in expenses1 ; and • Asset quality metrics improved and the CET1 capital ratio strengthened in 2Q26. Geopolitical uncertainty and the associated increase in market volatility have contributed to the following outcomes: • Interest rate volatility impacted Treasury and Markets NIM which contributed 7 basis points in 2Q26 compared to 15 basis points in 1Q26; and • Foreign currency translation from the 6% depreciation in the New Zealand dollar average exchange rate impacted both revenue and costs. The revised economic outlook has been reflected in our base case provision scenario and a new portfolio overlay has been added for energy intensive sectors. The associated increase in credit provisions in the half is expected to result in: • The ratio of CAP to credit RWA increasing to c.129 basis points; and • A credit impairment charge of 10 basis points of average gross loans. RAMS mortgage portfolio The sale of the RAMS mortgage portfolio to a consortium which includes Pepper Money Limited (“Pepper Money”), KKR2 and PIMCO remains on track for completion in 2H26. RAMS has been transferred from the Consumer segment to Group Businesses in 1H26 with 1H25 and 2H25 comparatives restated. This change does not impact the Group's net profit after tax or the composition of line items. The restated 1H25 and 2H25 segments are included in Appendix 1. The 1H26 result includes a Notable Item related to the transaction costs for the sale of the RAMS mortgage portfolio. This reduced reported net profit after tax by $75 million. Half Year 2026 results are scheduled to be announced on Tuesday, 5 May 2026.

For further information: Hayden Cooper Justin McCarthy Group Head of Media Relations General Manager, Investor Relations +61 402 393 619 +61 422 800 321 This document has been authorised for release by Tim Hartin, Company Secretary.

Appendix 1 - Restated 1H25 and 2H25 segments Consumer Half Year Half Year $m Sept 2025 March 2025 Net interest income 3,943 3,780 Non-interest income 299 263 Net operating income 4,242 4,043 Operating expenses (2,526) (2,322) Pre-provision profit 1,716 1,721 Impairment (charges)/benefits (104) (169) Profit before income tax (expense)/benefit 1,612 1,552 Income tax (expense)/benefit and NCI (486) (467) Net profit/(loss) 1,126 1,085 Expense to income ratio 59.55% 57.43% Net interest margin 1.81% 1.78% As at As at $bn 30 Sept 2025 31 March 2025 Customer deposits Transactions 47.9 46.3 Savings 179.9 170.5 Term 65.8 66.2 Mortgage offsets 71.7 66.9 Total customer deposits 365.3 349.9 Loans Housing 497.0 484.6 Other 8.5 8.8 Provisions (1.4) (1.6) Total loans 504.1 491.8 Deposit to loan ratio 72.48% 71.14% Total assets 513.4 501.5 TCE 583.2 572.4 Risk weighted assets 151.8 154.1 Average interest earning assets 433.3 426.8 Average allocated capital 21.4 21.6 Credit quality Impairment charges/(benefits) to average loans 0.04% 0.07% Mortgage 90+ day delinquencies 0.63% 0.74% Other consumer loans 90+ day delinquencies 1.13% 1.28% Total stressed exposures to TCE 0.81% 0.87%

Group Businesses Half Year Half Year $m Sept 2025 March 2025 Net interest income 668 755 Non-interest income 19 5 Net operating income 687 760 Operating expenses (757) (595) Pre-provision profit (70) 165 Impairment (charges)/benefits 16 36 Profit before income tax (expense)/benefit (54) 201 Income tax (expense)/benefit and NCI (66) (171) Net profit/(loss) excluding Notable Items (120) 30 Notable Items (post tax) 86 (139) Net profit/(loss) (34) (109) This announcement is unaudited. All amounts are in Australian dollars. Net Profit excluding Notable Items is not defined by Australian Accounting Standards (AAS). These non-AAS measures are identified and described in the ‘Introduction – Non-AAS financial measures’ section in the 2025 Annual Report. Relevant corresponding AAS measures will be outlined in the 1H26 Interim Report. This announcement contains ‘forward-looking statements’ and statements of expectation reflecting Westpac’s current views on future events. They are subject to change without notice and certain risks, uncertainties and assumptions which are, in many instances, beyond its control. They have been based upon management's expectations and beliefs concerning future developments and their potential effect on Westpac. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may differ materially from those expressed or implied in such statements. Investors should not place undue reliance on forward-looking statements and statements of expectation. Except as required by law, Westpac is not responsible for updating, or obliged to update, any matter arising after the date of this announcement. The information in this announcement is subject to the information in Westpac’s ASX filings. Footnotes: 1. Excluding Notable Items and the 2H25 restructuring charge. 2. KKR is making its investment in the portfolio from managed credit funds and accounts as part of the firm's Asset-Based Finance strategy.